Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of March 31, 2021 (Unaudited)

($ in thousands, except per share amounts)

ASSETS
Dividend receivable	$4
Unaffiliated investments (cost $7,996,001)	7,996,458
Other assets	267,488

Total assets	$8,263,950

LIABILITIES
Deferred and other tax liabilities	$227,740
Payable to directors, officers and employees	14,883
Other liabilities	4,221

Total liabilities	$246,844

Total net assets	$8,017,106

Shares outstanding	519,511,366
NAV per share	$15.43